Policies & Procedures Regarding Insider Trading and Tipping

I. Purpose of these Policies and Procedures
It is Blue Owl Capital Inc.’s, (including its subsidiaries, as well as its SEC registered investment advisers, the “Blue Owl Advisers” and, collectively “Blue Owl”) policy that no person covered by this policy who, in the course of working for Blue Owl or otherwise, learns of material nonpublic information (“MNPI”) about (i) Blue Owl, (ii) any of its controlled affiliates or (iii) any company with which any of them does business[1] may trade in the securities of any such company, or disclose any such information to someone who may trade in such securities, until the information becomes public or is no longer material.

This policy is not intended to discourage or prohibit appropriate communications between you and other market participants and trading counterparties. You should consult with the CCO with any questions about the appropriateness of any communications.

Blue Owl has instituted the general policy set forth below with the aim of detecting and preventing the misuse of MNPI (as defined below).

II. Regulatory Framework
•Compliance with U.S. Securities Laws
Although not defined in U.S. securities laws, “insider trading” is generally described as trading either personally or on behalf of others on the basis of MNPI or communicating (or “tipping”) MNPI to others who may trade in securities on the basis of that information.

U.S. securities laws have been interpreted to prohibit the following activities:

(1)trading by an insider while in possession of MNPI;
(2)trading by a non-insider while in possession of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
(3)trading by a non-insider who obtained MNPI through unlawful means, such as computer hacking; and
(4)communicating MNPI to others in breach of a fiduciary duty.

•Additional Requirements Applicable to SEC Registered Investment Advisers
Section 204A of the Investment Advisers Act of 1940, as amended, requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of MNPI (as described below) by such investment adviser or any associated person.

[1] While not exhaustive, this includes, Blue Owl’s customers or suppliers, as well as portfolio companies in which the Blue Owl funds and/or any of the Blue Owl business development companies invest.

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Policies & Procedures Regarding Insider Trading and Tipping

III. Who Is Covered?
This policy covers Blue Owl’s partners, members, directors, officers (or other person occupying a similar status or performing similar functions), employees (or other person occupying a similar status or performing similar functions) and any other person who both provides investment advice on behalf of Blue Owl and is subject to our supervision (collectively “Supervised Persons” or “you”).

In addition, this policy applies to your family members who reside with you, including any child, child away at college, stepchild, grandparents, parent, stepparent, spouse or civil partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing your household, as well as any family members who do not live in your household but whose transactions in any securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in any securities (collectively, “Immediate Family Members”).

This policy also applies to any entities or accounts that you influence or control, including any corporations, partnerships, trusts or non-discretionary accounts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

You are responsible for the transactions of your Immediate Family Members and therefore you should make them aware of the need to confer with you before they trade in any securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of Immediate Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Immediate Family Members.

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Policies & Procedures Regarding Insider Trading and Tipping

IV. What Information Is Material?
All information that an investor might consider important in deciding whether to buy, sell or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Individuals may not be held liable for trading on inside information, unless the information is material. Examples of some types of material information are:

•financial results or expectations for the quarter or the year;
•financial forecasts;
•changes in distributions;
•possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•changes in customer relationships with significant customers;
•obtaining or losing important contracts;
•important product developments;
•major financing developments;
•major personnel changes;
•major litigation developments;
•write-downs or write-offs of assets;
•additions to reserves for bad debts or contingent liabilities;
•expansion or curtailment of company or major division operations;
•criminal, civil and government investigations and indictments;
•pending labor disputes;
•debt service or liquidity problems;
•bankruptcy or insolvency problems;
•tender offers, stock repurchase plans, etc.; and
•recapitalization.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of MNPI applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material.

You should consult with the CCO if there is any question as to whether nonpublic information is material.

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Policies & Procedures Regarding Insider Trading and Tipping

V. When Is Information No Longer Nonpublic Information?
Once nonpublic information has been effectively distributed to the investing public, it can no longer be classified as MNPI. However, the distribution of MNPI should occur through commonly recognized channels for the classification to change. In addition, the information should not only be publicly disclosed, there should be adequate time for the public to receive and digest the information. Lastly, nonpublic information does not change to public information solely by selective dissemination.

Examples of the ways in which nonpublic information might be transmitted include, but are not limited to:

•in person;
•in writing;
•by telephone;
•during a presentation;
•by email, instant messaging or Bloomberg messaging;
•by text message or through Twitter; and
•on a social networking site such as Facebook or LinkedIn.

You should be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving MNPI. You should consult with the CCO if there is any question as to whether material information is nonpublic.

VI. Penalties for Trading on MNPI
The penalties for trading on or communicating MNPI are extremely severe in nature, both for the individuals involved in such unlawful conduct and for any person who at the time of such conduct, directly or indirectly, controlled the person who engaged in such conduct. A person can be subject to the penalties below even if (s)he does not personally benefit from the violation. Penalties include the following:

•civil injunctions;
•damages to contemporaneous traders on the opposite side of the market;
•jail sentences of up to 20 years;
•a civil penalty for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not such person actually benefited;
•a civil penalty for the controlling person of three times the amount of the profit gained or loss avoided as a result of the violator’s conduct; and
•criminal fines of up to $5,000,000.

In addition, any violation of the law or this policy can be expected to result in serious sanctions by Blue Owl, including dismissal of the person or persons involved, as permitted by local laws.

The foregoing is a very brief and simple summary of what constitutes insider trading under the current law. If you have a question concerning insider trading or concerning the status of specific information in your possession you should consult with the CCO.

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Policies & Procedures Regarding Insider Trading and Tipping

VII. Procedures to Follow When You Believe You May Possess MNPI
If you believe that you have received information that might be MNPI, you must immediately notify the CCO.

If you are not sure if the information is MNPI, you should discuss the information with the CCO who will determine if the information is MNPI.

If the information is determined to be MNPI, you must comply with the following requirements.

•Do not discuss the information with anyone outside of Blue Owl and in general, within Blue Owl, disclosure should be limited to the investment team and/or others who are deemed to need this information to perform his/her job responsibilities. You should consult with the CCO if any questions arise as to who should be privy to MNPI.
•If you know that other employees have also received this information, you must inform the CCO.
•Do not engage in a transaction, either in your personal trading accounts or on behalf of Blue Owl, Blue Owl Advisers or any Blue Owl clients or any other person, in a financial instrument while in possession of MNPI about its issuer.
•If you become aware that the Blue Owl Advisers are considering or actually trading any security for any account we manage, you should regard that as MNPI. Accordingly, you should not communicate any information about this prospective trade to anyone (unless disclosure is necessary to carry out Blue Owl’s duties to our clients) until you know that such trading is no longer being considered or until after the Blue Owl Advisers cease trading in that security. In addition, you may not trade for yourself or any Immediate Family Member in any security the Blue Owl Advisers are currently trading for any account we manage until after we have ceased trading in that security.

VIII. Restricted List

From time to time, the CCO may place certain securities on the Restricted Trading List (“RTL”).

You may not trade in securities on the RTL for your personal account or accounts managed by you on behalf of others, unless specific approval has been received from the CCO. In addition, at times, the RTL may also contain prohibitions, restrictions and limitation on trading for accounts managed by Blue Owl. For the avoidance of doubt, these provisions also apply to your Immediate Family Members.

The contents of the RTL are proprietary to Blue Owl and are not published at this time. If you find out the name of any security or any other information that is on the RTL, or that is being considered for inclusion on the RTL (e.g., because you have requested that a security be added to the RTL), you are prohibited from sharing that information, including with:

•anyone at Blue Owl (provided, that you may contact a member of the Compliance Department with any questions); or
•anyone outside of Blue Owl (provided, that you may communicate to a person whose accounts are subject to this policy, such as an Immediate Family Member, that a preclearance request has been denied).

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Policies & Procedures Regarding Insider Trading and Tipping

IX. Trading Restrictions

Annex A contains additional trading restrictions and procedures that apply to any directors, officers and employees of Blue Owl, excluding Blue Owl’s portfolio companies and affiliated business development companies, as well as their Immediate Family Members, other members of a person’s household and their Controlled Entities. Blue Owl may also determine that other persons should be subject to the procedures therein, such as contractors or consultants who have access to MNPI.

X. Post-Termination Transactions
The restrictions set forth in this policy and Annex A continue to apply to transactions in any securities even after termination of service to Blue Owl.
If an individual is in possession of MNPI (including information regarding Blue Owl or information regarding another company which (s)he obtained in the course of employment or term of service with Blue Owl) when his or her service terminates, that individual may not trade in Company Securities (as defined in Annex A) and/or the other company’s securities until that information has become public or is no longer material. The pre-clearance procedures specified in Annex A, however, will cease to apply to transactions in Company Securities upon the opening of any Open Window Period applicable at the time of the termination of service.

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Policies & Procedures Regarding Insider Trading and Tipping – Annex A

I. Pre-Clearance and Window Periods
Blue Owl has established additional procedures to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. Unless otherwise specified below, these additional procedures are applicable only to all directors, officers and employees of Blue Owl, excluding Blue Owl’s portfolio companies and affiliated business development companies, as well as their Immediate Family Members, other members of a person’s household and their Controlled Entities. Blue Owl may also determine that other persons should be subject to the procedures below, such as contractors or consultants who have access to MNPI.
For the purpose of the following pre-clearance and window period procedures, “Company Securities” means any common stock, units, options to purchase common stock or units, or any other type of securities that Blue Owl or any of its subsidiaries may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Blue Owl, such as exchange traded put or call options or swaps relating to Company Securities.

•Quarterly Window Periods
You may only conduct transactions involving Company Securities (other than as specified by this Annex), during the “Open Window Period” subject to announcement by the General Counsel and/or CCO. The Open Window Period typically begins after the close of trading on the second (2nd) full trading day following the public release of Blue Owl’s quarterly earnings and ends no later than fourteen (14) calendar days prior to the start of the next fiscal quarter.

•Pre-Clearance Procedures
You may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the CCO.

A request for pre-clearance should be submitted to the CCO at least two (2) business days in advance of the proposed transaction through Comply Sci. The CCO is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then (s)he should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, you should carefully consider whether you may be aware of any MNPI about Blue Owl and should describe fully those circumstances to the CCO. You should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five (5) business days of receipt of pre-clearance, unless an exception is granted. Section 16 Individuals must promptly notify the CCO following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the CCO.

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Policies & Procedures Regarding Insider Trading and Tipping – Annex A

•Other Events That May Impact the Open Window Period
From time to time, a non-earnings-related event that has the potential to be material to Blue Owl may be anticipated and the CCO determines it appropriate to close or not open the trading window for all Blue Owl employees. In such cases, the Open Window Period will typically begin on the first (1st) full trading day following the public announcement of such non-earnings-related event. As may be appropriate for the particular situation where the non-earnings-related event is known by only a few directors, officers and/or employees of Blue Owl, the CCO may determine it appropriate to prohibit just those individuals with knowledge from trading Company Securities. In that situation, once the non-earnings-related event is no longer material and/or been made public, such persons typically will be able to trade, subject to CCO approval, so long as Blue Owl is currently in an Open Window Period.

In addition, Blue Owl’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CCO, certain persons should refrain from trading in Company Securities even during the typical Open Window Period described above. In that situation, the CCO may notify these persons that they should not trade in Blue Owl’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or modification of an Open Window Period will not be announced to Blue Owl as a whole and should not be communicated to any other person.
Even if you are not a person who should not trade due to an event-specific restriction, you should not trade while aware of MNPI.

•Exceptions
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from the restrictions in this Annex. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Blue Owl’s reputation for adhering to the highest standards of conduct.
The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to (i) transactions conducted pursuant to approved Rule 10b5-1 plans, which are further described below under the heading “Rule 10b5-1 Plans” and (ii) transactions under Blue Owl Plans and transactions not involving a purchase or sale, which are described below.

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Policies & Procedures Regarding Insider Trading and Tipping – Annex A

•Transactions under Blue Owl Plans
(1)Stock Option Exercises: The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to the exercise of an employee stock option acquired pursuant to Blue Owl’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Blue Owl withhold shares subject to an option to satisfy tax withholding requirements. The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
(2)Restricted Stock Awards: The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have Blue Owl withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do apply, however, to any market sale of restricted stock.
(3)401(k) Plan: The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to purchases of Company Securities in Blue Owl’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do apply, however, to certain elections you may make under the 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to your Blue Owl stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of your Blue Owl stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Blue Owl stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to your Blue Owl stock fund.
(4)Employee Stock Purchase Plan: The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to purchases of Company Securities in any employee stock purchase plan that Blue Owl may adopt resulting from your periodic or lump sum contribution of money to a plan pursuant to the election you made at the time of your enrollment in a plan. The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do apply, however, to your initial election to participate in a plan, changes to your election to participate in a plan for any enrollment period, and to your sales of Company Securities purchased pursuant to a plan.
(5)Dividend Reinvestment Plan: The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to purchases of Company Securities under any Blue Owl dividend reinvestment plan that Blue Owl may adopt resulting from your reinvestment of dividends paid on Company Securities. The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to a dividend reinvestment plan, and to your election to participate in a plan or increase your level of participation in a plan. The requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions also apply to your sale of any Company Securities purchased pursuant to a plan.

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Policies & Procedures Regarding Insider Trading and Tipping – Annex A

•Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to the requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while (s)he is aware of MNPI, is subject to the trading restrictions specified under the heading “Pre-Clearance and Window Periods” and the sales by the recipient of Company Securities occur outside of an Open Window Period.
Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to the requirements for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions.
Elections to exchange and exchanges of common units under Blue Owl’s quarterly exchange process must be effected through one or more vehicles administered by Blue Owl. These transactions are generally not subject to the requirements for pre-clearance, quarterly trading restrictions and event-driven trading restrictions, however such transactions are prohibited if the person making the election to exchange sells, or has reason to believe that any subsequent sale of Company Securities will be made, while the seller is aware of MNPI or is subject to the trading restrictions specified under the heading “Pre-Clearance and Window Periods” and any such sale occurs outside of an Open Window Period.

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Policies & Procedures Regarding Insider Trading and Tipping – Annex A

II. Special and Prohibited Transactions
Blue Owl has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to the procedures in this Annex engage in certain types of transactions. It therefore is Blue Owl’s policy that any persons covered by the procedures in this Annex may not engage in any of the following transactions, or should otherwise consider Blue Owl’s preferences as described below:
•Short-Term Trading: Any director, officer or other employee of Blue Owl who purchases Company Securities in the open market may not sell any Company Securities of the same class during the ninety (90) days following the purchase (or vice versa) for non-Section 16 individuals and one hundred and eighty (180) days following the purchase (or vice versa) for any individual subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•Short Sales: Short sales of Company Securities are prohibited under Blue Owl’s policy.
•Publicly Traded Options: Transactions using Company Securities in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited under Blue Owl’s policy.
•Hedging Transactions: Hedging transactions using Company Securities are prohibited under Blue Owl’s policy.
•Margin Accounts and Pledged Securities: Holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan is prohibited under Blue Owl's policy. Notwithstanding the foregoing, officers and employees of Blue Owl may pledge Company Securities as collateral under one or more bona fide loans with prior written approval of the CCO and the Audit Committee.
•Standing and Limit Orders: Placing standing or limit orders on Company Securities absent a specific exception as provided by the CCO is prohibited under Blue Owl’s policy.

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Policies & Procedures Regarding Insider Trading and Tipping – Annex A

III. Rule 10B5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense in connection with any transaction in Company Securities, a person subject to the trading restrictions in this Annex must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with these requirements, a Rule 10b5-1 Plan must be approved by the General Counsel and CCO and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any person subject to the trading restrictions set forth in this Annex who wishes to enter into a Rule 10b5-1 Plan must submit the plan to the General Counsel and CCO for approval. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. For the avoidance of doubt this requirement shall not apply to share repurchase programs adopted by Blue Owl.

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